EXHIBIT 99.1

At MedicalCV, Inc.:
Jack Jungbauer
Chief Financial Officer
(651) 452-3000
www.medcvinc.com

FOR IMMEDIATE RELEASE

MEDICALCV REPORTS REVENUE UP 42 PERCENT THROUGH THIRD-QUARTER

FISCAL YEAR 2004; THIRD QUARTER UP 16 PERCENT

Company Anticipates 510(k) Clearance Near Term to Market Annuloplasty System

MINNEAPOLIS, March 17, 2004—MedicalCV, Inc. (OTCBB: MDCVU), a Minnesota-based cardiothoracic surgery device manufacturer, today reported that net sales for its fiscal third quarter, ended January 31, 2004, rose 16 percent to $836,733 compared to $719,395  in the same period last year. The increase was attributable to higher sales of the Omnicarbon® heart valve in the Middle East and in the United States. The third-quarter net loss was $1,328,051 or $0.15 per share, versus a loss of $1,083,216 or $0.14 per share, in the same period year ago. The increase in loss for the quarter versus year ago can be primarily traced to interest expense for bridge loan debt executed during the first quarter.

For the nine-month period, net sales were $2,544,494 versus $1,787,443 in the same period last year, an increase of 42 percent. The net loss for the first nine months of fiscal year 2004 was $3,694,925, or $0.42 per share, compared to a net loss of $3,749,409, or $0.48 per share, in the prior-year first nine months.

“We continue to be pleased with our sizable revenue gains, both for the quarter and for year-to-date,” said Blair Mowery, MedicalCV’s president and chief executive officer. “Further, we have made additional progress in our two key new product areas: a unique approach to repair for the mitral and tricuspid valves, and the treatment of atrial fibrillation. These two areas hold important potential for future growth as we address the need for front-end solutions to reduce the incidence and severity of congestive heart failure.”

(more)

During the third quarter of fiscal year 2004, the company determined that certain costs previously classified as sales and marketing expenses should be classified as a reduction in net sales. These costs consist of payments made to international distributors for assistance in marketing MedicalCV’s products that are required to be reported as a reduction in net sales by EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”. Accordingly, the company has changed the classification of these costs from sales and marketing expenses to a reduction of net sales and will amend its prior-period financial information to reflect this change in classification.

The reductions to net sales are as follows:

•                  $121,948 for the quarter ended July 31, 2002, from $818,332 to $696,384

•                  $54,105 for the quarter ended October 31, 2002, from $425,769 to $371,664

•                  $147,710 for the quarter ended January 31, 2003, from $867,105 to $719,395

•                  $233,215 for the quarter ended April 30, 2003, from $1,023,835 to $790,620

•                  $194,350 for the quarter ended July 31, 2004, from $ 1,094,579 to $ 900,229

•                  $79,693 for the quarter ended October 31, 2003, from $887,225 to $807,532

•                  $556,978 for fiscal year 2003 from $3,135,041 million to $2,578,063 million

The reductions result in corresponding decreases to gross profit and sales and marketing expense for these periods.

This change in classification will have no effect on MedicalCV’s previously reported operating losses, net losses or net losses per share. In addition, this change does not affect the balance sheet.

To restate its financial statements to reflect this treatment, MedicalCV also will be filing an amendment to its Form 10-QSB for the quarter ended July 31, 2003, an amendment to its Form 10-QSB for the quarter and six months ended October 31, 2003, and an amendment to its Form 10-KSB for the fiscal year ended April 30, 2003. The company has filed a Form 12B-25 indicating that it will be filing its 10-QSB for the quarter ended January 31, 2004, within five calendar days.

Business Highlights

•                  MedicalCV, Inc. has received and responded to questions posed by FDA regarding its recently submitted 510(k) for the Northrup Universal Annuloplasty System™. The company anticipates receiving clearance to market the Annuloplasty System within the next few weeks.

•                  The company anticipates filing for market clearance a second 510(k) for its newest product, the Atrilaze™ Soft Tissue Ablation System, prior to the end of March. MedicalCV’s long-term goal is to address atrial fibrillation using a least invasive strategy.

•                  Additional progress has been made toward FDA clearance of its pyrolytic carbon manufacturing process. The information necessary for submission is nearing completion. The company anticipates receiving FDA approval in calendar year 2004.

Outlook

MedicalCV anticipates further increases in net sales and gross margin in the last quarter of fiscal year 2004 and for fiscal year 2005 which starts May 1, 2004. Management also expects the operating losses and negative operating cash flow to continue through fiscal year 2005, as MedicalCV completes the development and commercialization of the atrial fibrillation and heart valve repair system product lines and continues its penetration of the U.S. market with the Omnicarbon heart valve.

About MedicalCV, Inc.

MedicalCV, Inc. is a Minnesota-based cardiothoracic surgery device manufacturer that launched its Omnicarbon® heart valve in the United States in early 2002. Led by a new management team, the company is focused on building a worldwide market in mechanical heart valves and other innovative products for the cardiothoracic surgical suite which reduce the incidence and severity of stroke and congestive heart failure. The Omnicarbon heart valve has an established market position in a number of key regions of Europe, South Asia, the Middle East and the Far East. Although international markets will continue to play an important role in the company’s results, the U.S. market offers tremendous growth potential for the company’s products. In September 2003, the company acquired a technology platform for the treatment of atrial fibrillation, an exciting new growth opportunity. In addition, the company entered into an agreement with Segmed, Inc., to commercialize an annuloplasty product known as the Northrup Universal Heart Valve Repair System™. MedicalCV has a fully integrated manufacturing facility, where it designs, tests and manufactures its products. The company’s securities are traded on the OTC Bulletin Board under the symbol “MDCVU”.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant capital needs; market acceptance in the U.S. of our Omnicarbon 3000 heart valve; potential reductions in heart valve pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our Omnicarbon 4000 heart valve; competing technological and market developments; physician acceptance of our heart valves; dependence upon governmental reimbursements and third party suppliers; and the strength of the mechanical heart valve market. For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003 and Form 10-QSB for the quarter ended October 31, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MEDICALCV, INC.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2004	2003	2004	2003
Net sales	$836,733	$719,395	$2,544,494	$1,787,443
Cost of goods sold	481,144	423,312	1,404,436	1,292,838
Gross profit	355,589	296,083	1,140,058	494,605
Operating expenses:
Sales and marketing	396,297	596,316	1,502,309	1,829,113
General and administrative	649,552	544,964	1,830,617	1,636,333
Engineering and regulatory	279,537	198,050	684,219	699,721
Total operating expenses	1,325,386	1,339,330	4,017,145	4,165,167
Loss from operations	(969,797)	(1,043,247)	(2,877,087)	(3,670,562)
Other (expense) income:
Interest expense	(368,863)	(46,379)	(828,119)	(124,002)
Interest income		43	4,993	12,704
Other income	10,609	6,367	5,288	32,451
Total other expense	(358,254)	(39,969)	(817,088)	(78,847)

Net loss	$(1,328,051)	$(1,083,216)	$(3,694,925)	$(3,749,409)
Basic and diluted net loss per share	$(.15)	$(.14)	$(.42)	$(.48)

Weighted average shares used in computing basic and diluted net loss per share	8,737,214	7,843,834	8,737,214	7,843,834

MEDICALCV, INC.

Consolidated Balance Sheet

	January 31, 2004	April 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,164	$184,227
Trade and accounts receivable, net	1,367,848	1,472,995
Inventories	2,845,808	2,782,613
Prepaid expenses and other assets	130,797	183,856
Total current assets	4,495,617	4,623,691

Property, plant and equipment, net	1,138,740	1,368,240
Deferred financing costs, net	164,236	62,989
Total assets	$5,798,593	$6,054,920

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt with related parties	$2,068,530	$943,333
Current portion of long-term debt	1,530,970
Current portion of related party lease obligations	241,228	273,843
Current portion of capital lease obligations	2,658	42,069
Accounts payable	1,252,954	895,405
Accrued expenses	323,995	813,539
Total current liabilities	5,420,335	2,968,189

Long-term debt, less current portion	262,068
Related party lease obligations, less current portion	2,994,161	3,472,661
Total liabilities	8,679,564	6,440,850

Shareholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock; $.01 par value; 95,000,000 shares authorized; 7,995,070 and 7,843,834 shares issued and outstanding, respectively	79,951	78,438
Additional paid-in capital	17,812,482	16,613,337
Deferred stock-based compensation	(2,385)	(4,610)
Accumulated deficit	(20,768,019)	(17,073,095)
Total shareholders’ deficit.	(2,877,971)	(385,930)
Total liabilities and shareholders’ deficit	$5,798,593	$6,054,920

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